Exhibit 10.70

SECOND AMENDMENT TO THE

CONSTELLATION ENERGY GROUP, INC.

EMPLOYEE SAVINGS PLAN

(Amended and Restated Effective January 31, 2012)

WHEREAS, Exelon Corporation (the “Company”), a Pennsylvania corporation, sponsors and maintain a qualified retirement plan for the benefit of employees of the Company and certain of its subsidiaries titled, “Constellation Energy Group, Inc. Employee Savings Plan” (the “Plan”), which has been amended and restated effective as of January 31, 2012;

WHEREAS, the Company has entered into that Agreement and Plan of Merger, dated as of April 28, 2011, by and among Exelon Corporation, Bolt Acquisition Corporation (the “Merger Sub”) and Constellation Energy Group, Inc. (“Constellation”) (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Merger Sub merged with and into Constellation and the separate existence of the Merger Sub ceased; Constellation merged with and into Exelon, and the separate existence of Constellation ceased; and Exelon continued as the surviving corporation; and

WHEREAS, the Company desires to amend the Plan to restrict participation in the Plan to individuals participating in the Plan immediately before the Effective Time (as such term is defined in the Merger Agreement) and to other eligible individuals who are initially employed on or after the Effective Time at a facility owned immediately before the Effective Time by: (i) the Constellation, or (ii) an affiliate that was an affiliate of Constellation immediately before the Effective Time; and

WHEREAS, the Company desires to amend the Plan in certain aspects to resemble more closely the Company’s Employee Savings Plan, a profit sharing plan with a qualified cash or deferred arrangement, and to reflect the Company’s administrative and fiduciary practices;

WHEREAS, pursuant to the January 24, 2012 resolutions of the Company Board of Directors, Company officers are authorized to take such actions and execute such documents, including amendments to the Constellation plan as deemed necessary to meet the goals set forth therein;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Time, unless otherwise noted:

1. By replacing the word “CEG” with the word “Company” in the phrases “CEG Common Stock” and “CEG Common Stock Fund” in each instance that it appears.

2. By adding a sentence to the end of Section 1.1, as follows:

Effective as of the Effective Time, shares of common stock of Constellation Energy Group, Inc. were converted to common shares of Exelon Corporation, pursuant to the Merger Agreement, at a conversion rate of .9300. Effective January 1, 2013, the Plan is designated as a “profit sharing plan” within the meaning of section 1.401-1(a)(2)(ii) of the Regulations; and is also designated as an ERISA section 404(c) Plan within the meaning of section 2550.404c-1 of the Regulations.

3. Effective January 1, 2013, by adding the phrase “and Profit Sharing Matching Contributions” after the phrase “Company Matching Contributions” in the third sentence of Section 1.2.

4. Effective January 1, 2013, by renaming Section 1.3(c) from “Company Matching Contributions” to “Employer Contributions” and adding a second paragraph to the end of the section, as follows:

In addition, and likewise subject to the limitations of Articles III and IV and Appendix B of the Plan, each Participant shall be eligible to receive a Profit Sharing Matching Contribution, provided that such Participant either (i) is an Employee on the last day of such Plan Year, (ii) is not employed on such day as a result of an approved unpaid leave of absence during such Plan Year, (iii) terminates employment during such Plan Year (1) after attaining age 50 and completing at least 10 years of service, as determined by the Plan Administrator, (2) as a result of circumstances entitling the Participant to separation benefits under an Employer’s severance benefit plan, (3) as a result of a disability that entitles the Participant to benefits under an Employer’s long-term disability plan, or (4) on account of the Participant’s death. Participants shall be eligible for Matching Contributions beginning with any such contribution made in 2014 based on Plan Year 2013 performance in accordance with Section A-48(a).

5. By adding a new section 2.1(d), as follows:

2.1(d)	Effect of Merger Agreement

If an Employee who was an Employee on or prior to the Effective Time transfers employment to or is reemployed by Exelon in a job classification with respect to which similarly situated employees of Exelon are not eligible to participate in the Plan but are instead eligible to participate in a Parent Benefit Plan (as such term is defined in the Merger Agreement) that is intended to be qualified under Section 401(a) or 401(k) of the Code (each such plan, an “Exelon Retirement Plan”), then such individual shall upon such transfer or reemployment remain a Participant in the Plan and shall not participate in the Exelon Retirement Plan. If a participant in an Exelon Retirement Plan who was a participant in such plan on or prior to the Effective Time transfers employment to or is reemployed by a Participating Employer in a job classification with respect to which similarly situated employees of such Participating Employer are not eligible to participate in such plan but are instead eligible to participate in the Plan, then such individual shall upon such transfer or reemployment remain a participant in the Exelon Retirement Plan and shall not participate in the Plan.

6. Effective January 1, 2013, by deleting and replacing the first sentence of Section 3.1(e) as follows:

An authorized leave of absence shall not constitute a termination of employment, but shall, except as provided in Section 3.1(f), operate to suspend Participant contributions, related Company Matching Contributions, and Profit Sharing Matching Contributions (the latter as set forth in Section 1.3(c)).

7. Effective January 1, 2013, by adding a new sentence immediately before the last sentence in the first paragraph of Section 3.1, as follows:

A Profit Sharing Matching Contribution will be made in accordance with Section 3.3.

8. Effective January 1, 2013, by adding a new Section 3.3, as follows, and re-numbering the subsequent sections:

3.3	Profit Sharing Matching Contributions

Beginning with any Profit Sharing Matching Contribution made in 2014 based on Plan Year 2013 performance in accordance with Section A-48(a) and subject to the limitations described in Article IV and Appendix B, the Company will contribute the Profit Sharing Matching Contribution to the Plan on behalf of each Participant at its discretion.

Profit Sharing Matching Contributions will be made completely in cash and are invested in the Investment Funds designated by the Participant.

9. Effective 1/1/2012, by adding a sentence after the first sentence of current Section 3.3 (to be renumbered as Section 3.4), and correcting any cross-references to former section 3.3, as follows:

A Participant who rolls over an Eligible Rollover Distribution from a qualified retirement plan, or on whose behalf a direct transfer is made, in conjunction with a corporate transaction shall also be permitted to rollover or transfer in-kind any promissory notes evidencing any loans under that plan, to the extent the agreement memorializing the transaction so provides.

10. By replacing the phrase “Investment Committee” with the phrase “Investment Office” in Sections 5.1(a)(3) and 13.1.

11. Effective January 1, 2013, reference to “Company Matching Contributions” and “Company Matching Contributions Account” shall be replaced by reference to “Employer Contributions” and “Employer Contribution Account” in Sections 4.1, 4.2(b), 4.2(d), 5.1(a), the heading and Paragraph 2 of 5.1(d), 5.2(b), 5.3(a), 6.2), 7.1(c), 7.3(c), 7,4, 8,2(b), 8.4(b), 8.4(c), 8.6, 9.5, 11.4, 11.5(a), 11.5(b), 12.2), Appendix B-1, Appendix B-4.2, Appendix B-5, Appendix C, Appendix D-3.2(b)(i), Appendix D-4

12. Effective January 1, 2013 by deleting “As with Company Matching Contributions,” from the last sentence of Section 5.1(e).

13. By deleting Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.7 and 10.8, and replacing them as follows, and re-numbering the remaining, subsequent sections:

Section 10.1 The Plan Administrator, the Investment Office and the Corporate Investment Committee.

10.1(a)	The Plan Administrator

The Company, acting through its Director, Employee Benefit Plans & Programs, or such other person or committee appointed by the Chief Human Resources Officer from time to time (such director or other person or committee, the “Plan Administrator”), shall be the “administrator” of the Plan, within the meaning of such term as used in ERISA. In addition, the Plan Administrator shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to administrative matters involving the Plan and not with respect to any investment of the Plan’s assets. The Plan Administrator shall have the following duties, responsibilities and rights:

(i)	The Plan Administrator shall have the duty and discretionary authority to interpret and construe the Plan in regard to all questions of eligibility, the status and rights of Participants, distributees and other persons under the Plan, and the manner, time, and amount of payment of any distribution under the Plan. Benefits under the Plan shall be paid to a Participant or Beneficiary only if the Plan Administrator, in its discretion, determines that such person is entitled to benefits.

(ii)	The Plan Administrator shall direct the Trustee to make payments of amounts to be distributed from the Trust under Article 8 (relating to withdrawals and distributions).

(iii)	The Plan Administrator shall supervise the collection of Participants’ contributions made pursuant to Article 5 (relating to Employee contributions) and the delivery of such contributions to the Trustee.

(iv)	The Plan Administrator shall have all powers and responsibilities necessary to administer the Plan, except those powers that are specifically vested in the Investment Office, the Corporate Investment Committee or the Trustee.

(v)	Each Employer shall, from time to time, upon request of the Plan Administrator, furnish to the Plan Administrator such data and information as the Plan Administrator shall require in the performance of its duties.

(vi)	The Plan Administrator may require a Participant or Beneficiary to complete and file certain applications or forms approved by the Plan Administrator and to furnish such information requested by the Plan Administrator. The Plan Administrator and the Plan may rely upon all such information so furnished to the Plan Administrator.

(vii)	The Plan Administrator shall be the Plan’s agent for service of legal process and forward all necessary communications to the Trustee.

10.1(b)	Removal of Plan Administrator

The Chief Human Resources Officer shall have the right at any time, with or without cause, to remove the Plan Administrator (including any member of a committee that constitutes the Plan Administrator). The Plan Administrator may resign and the resignation shall be effective upon delivery of the written resignation to the Chief Human Resources Officer or upon the Administrator’s termination of employment with the Employers. Upon the resignation, removal or failure or inability for any reason of the Plan Administrator to act hereunder, the Chief Human Resources Officer shall appoint a successor. Any successor Plan Administrator shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor. None of the Company, any officer, employee or member of the board of directors of the Company who is not the Chief Human Resources Officer, nor any other person shall have any responsibility regarding the retention or removal of the Plan Administrator.

10.1(c)	The Investment Office

The Investment Office, shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to matters involving the investment of assets of the Plan and, any contrary provision of the Plan notwithstanding, in all events subject to the limitations contained in Sections 404(a)(2) and 404(c) of ERISA, the terms of the Plan, and all other applicable limitations. The Investment Office shall have the following duties, responsibilities and rights:

(i)	The Investment Office shall be the “named fiduciary” for purposes of designating the investment funds under Section 6.2 and for purposes of appointing one or more investment managers as described in ERISA.

(ii)	The Investment Office shall be solely responsible for all matters involving investment of the Employer Stock Fund described in Section 6.2 and no other person shall have any responsibility with respect to investment of such fund; provided, however, that effective June 21, 2012, the Investment Office has appointed an independent investment manager under section 3(38) of ERISA to manage the investment of the Common Stock in the Company Common Stock Fund and such investment manager (rather than the Investment Office) shall be solely responsible for any and all investment decisions relating thereto.

(iii)	Each Employer shall, from time to time, upon request of the Investment Office, furnish to the Investment Office such data and information as the Investment Office shall require in the performance of its duties.

10.1(d)	The Corporate Investment Committee

The Company acting through the Corporate Investment Committee shall be responsible for overall monitoring of the performance of the Investment Office. The Corporate Investment Committee and the Company’s Chief Investment Officer shall have the right at any time, with or without cause, to remove one or more employees of the Exelon Investment Office or to appoint another person or committee to act as Investment Office. Any successor Investment Office employee shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor. The power and authority of the Corporate Investment Committee with respect to the Plan shall be limited solely to the monitoring and removal of the employees of the Investment Office and the Corporate Investment Committee shall have no other duties or responsibilities with respect to the Plan. None of the Company, any officer employee, or member of the board of directors who is not a member of the Corporate Investment Committee, nor any other person shall have any responsibility regarding the appointment or removal of the employees of Investment Office.

10.1(e)	Status of Plan Administrator, the Investment Office and the Corporate Investment Committee

The Plan Administrator, any person acting as, or on behalf of, the Investment Office, and any member of the Corporate Investment Committee may, but need not, be an Employee, trustee or officer of an Employer and such status shall not disqualify such person from taking any action hereunder or render such person accountable for any distribution or other material advantage received by him or her under this Plan, provided that no Plan Administrator, person acting as, or on behalf of, the Investment Office, or any member of the Corporate Investment Committee who is a Participant shall take part in any action of the Plan Administrator or the Investment Office on any matter involving solely his or her rights under this Plan.

10.1(f)	Notice to Trustee of Members

The Trustee shall be notified as to the names of the Plan Administrator and the person or persons authorized to act on behalf of the Investment Office.

10.1(g)	Allocation of Responsibilities

Each of the Plan Administrator, the Investment Office and the Corporate Investment Committee may allocate their respective responsibilities and may designate any person, persons, partnership or corporation to carry out any of such responsibilities with respect to the Plan. Any such allocation or designation shall be reduced to writing and such writing shall be kept with the records of the Plan.

10.1(h)	General Governance

The Corporate Investment Committee shall elect one of its members as chairman and appoint a secretary, who may or may not be a member of such Committee. All decisions of the Corporate Investment Committee shall be made by the majority, including actions taken by written consent. The Plan Administrator, the Investment Office and the Corporate Investment Committee may adopt such rules and procedures as it deems desirable for the conduct of its affairs, provided that any such rules and procedures shall be consistent with the provisions of the Plan.

10.1(i)	Indemnification

The Employers hereby jointly and severally indemnify the Plan Administrator, the persons employed in the Exelon Investment Office, the members of the Corporate Investment Committee, the Chief Human Resources Officer, and the directors, officers and employees of the Employers and each of them, from the effects and consequences of their acts, omissions and conduct in their official capacity with respect to the Plan (including but not limited to judgments, attorney fees and costs with respect to any and all related claims, subject to the Company’s notice of and right to direct any litigation, select any counsel or advisor, and approve any settlement), except to the extent that such effects and consequences result from their own willful misconduct. The foregoing indemnification shall be in addition to (and secondary to) such other rights such persons may enjoy as a matter of law or by reason of insurance coverage of any kind.

10.1(j)	No Compensation

None of the Plan Administrator, any person employed in the Exelon Investment Office nor any member of the Corporate Investment Committee may receive any compensation or fee from the Plan for services as the Plan Administrator, the Investment Office or a member of the Corporate Investment Committee; provided, however that nothing contained herein shall preclude the Plan from reimbursing the Company or any Employer for compensation paid to any such person if such compensation constitutes “direct expenses” for purposes of ERISA. The Employers shall reimburse the Plan Administrator, the persons employed in the Exelon Investment Office and the members of the Corporate Investment Committee for any reasonable expenditures incurred in the discharge of their duties hereunder.

10.1(k)	Employ of Counsel and Agents

The Plan Administrator, the Investment Office and the Corporate Investment Committee may employ such counsel (who may be counsel for an Employer) and agents and may arrange for such clerical and other services as each may require in carrying out its respective duties under the Plan.

10.2	Claims Procedure

Any Participant or distributee who believes he or she is entitled to benefits in an amount greater than those which he or she is receiving or has received may file a claim with the Plan Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Plan Administrator shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give notice to the claimant, either in writing by registered or certified mail or in an electronic notification, of the Plan Administrator’s decision with respect to the claim. Any electronic notice delivered to the claimant shall comply with the standards imposed by applicable Regulations. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The notice of the decision of the Plan Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, the Plan Administrator shall notify the claimant of the adverse benefit determination and shall set forth the specific reasons for the adverse determination, the references to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and a description of the claim review procedure under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right (subject to the limitations described in Sections 13.11 and 13.13) to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review. The Plan Administrator shall also advise the claimant that the claimant or the claimant’s duly authorized representative may request a review by the by the Vice President, Health & Benefits (or such other officer designated from time to time by the Chief Human Resources Officer) of the adverse benefit determination by filing with such officer, within 60 days after receipt of a notification of an adverse benefit determination, a written request for such review. The claimant shall be informed that, within the same 60-day period, he or she (a) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (b) may submit to such officer written comments, documents, records and other information relating to the claim for benefits. If a request is so filed, review of the adverse benefit determination shall be made by such officer within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the officer’s final decision. If the reviewing officer determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the officer expects to render the determination on review. The review of the officer shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the final decision shall include specific reasons for the determination and references to the specific Plan provisions on which the determination is based and shall be written in a manner calculated to be understood by the claimant.

14. By deleting paragraph 1 of current Section 10.6 (now renumbered 10.3), and replacing it in its entirety as follows:

Except as provided below (relating to expenses of various investments), all costs and expenses incurred in administering the Plan and the Trust, including, but not limited to, “direct expenses” incurred in administering the Plan and the Trust (including compensation paid to any employee of an Employer or an Affiliate who is engaged in the administration of the Plan or the Trust), the expenses of the Plan Administrator and the Investment Office, the fees of counsel and any agents for the Plan Administrator and the Investment Office, the fees and expenses of the Trustee, the fees of counsel for the Trustee and other administrative expenses shall, to the extent permitted by law, be paid from the Trust Fund to the extent such expenses are not paid by the Participating Employers. Notwithstanding the foregoing, the Plan Administrator may authorize

Employer to pay any expenses, and Employer shall be reimbursed from the Trust Fund for such payments. The Plan Administrator, in its discretion, having regard to the nature of a particular expense, shall determine the portion of the expense that is to be borne by each Participating Employer.

16. By deleting paragraph 5 of Section 10.6 (now renumbered 10.3) and replacing it in its entirety as follows:

None of the Plan Administrator, any person employed in the Exelon Investment Office nor any member of the Corporate Investment Committee may receive any compensation or fee from the Plan for services as the Plan Administrator, the Investment Office or a member of the Corporate Investment Committee; provided, however that nothing contained herein shall preclude the Plan from reimbursing the Company or any Employer for compensation paid to any such person if such compensation constitutes “direct expenses” for purposes of ERISA. The Employers shall reimburse the Plan Administrator, the persons employed in the Exelon Investment Office and the members of the Corporate Investment Committee for any reasonable expenditures incurred in the discharge of their duties hereunder.

17. By deleting the first five sentences of Section 12.1, and replacing them as follows:

The Company may at any time and from time to time amend or modify the Plan by resolution of the Board of Directors of the Company or the Compensation Committee thereof; provided, however, that in the case of any amendment or modification that would not result in an aggregate annual cost to the Company of more than $50,000,000, the Plan may be amended or modified by action of the Chief Human Resources Officer (with the consent of the Chief Executive Officer in the case of a discretionary amendment or modification expected to result in an increase in annual expense or liability account balance exceeding $250,000) or another executive officer holding title of equivalent or greater responsibility.

18. By adding the following sentence to the end of Section 13.2(b), as follows:

A Participant who submits a qualified domestic relations order for certification may be charged an order processing fee, as determined from time to time by the Plan Administrator, which will be deducted from the Participant’s Plan account balance in the same manner set forth in Section 9.5.

19.	By inserting new Sections 13.11, 13.12, and 13.13 as follows:

13.11	Statute of Limitations for Actions under the Plan

Except for actions to which the statute of limitations prescribed by Section 413 of ERISA applies, (a) no legal or equitable action relating to a claim for benefits under Section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Company’s Vice President, Health & Benefits (or such other officer designated from time to time by the Chief Human Resources Officer) in response to the claimant’s request for review of the adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not be interpreted to extend any otherwise applicable statute of limitations, nor to bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

13.12	Forum for Legal Actions under the Plan.

Any legal action involving the Plan that is brought by any Participant, any Beneficiary or any other person shall be litigated in the federal courts located in the District of Maryland.

13.13	Legal Fees.

Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by a Participant, Beneficiary or any other person, or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant, Beneficiary or any other person against the Plan, the Administrator, the Investment Office, the Vice President, Health & Benefits, any Plan fiduciary, the Chief Human Resources Officer, the Company, its affiliates or their respective officers, directors, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant, Beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

20. By deleting the definition set forth in Section Appendix A-1, and labeling it “Reserved,” and deleting references to the “Administrative Committee” from Sections 13.1 and 13.5.

21. By deleting the definition set forth in Section Appendix A-17, and labeling it “Reserved.”

22. By adding a new Section Appendix A-14(a), immediately after Appendix A-14, as follows:

14(a) “Corporate Investment Committee” means the Company acting through the Committee consisting of the executives or other persons designated from time to time in the charter of such Committee.

23. By deleting the definition set forth Section Appendix A-28 and labeling it “Reserved,” all deleting all references to the “Executive Group.”

24. By adding a new section Appendix A-20(a), immediately after Appendix A-20, as follows:

20(a) “Effective Time” means the effective time of the transaction that is the subject of the Merger Agreement, as such term is defined in the Merger Agreement.

25. By adding a new section Appendix A-28(a), immediately after Appendix A-28, as follows:

28(a) “Exelon” means Exelon Corporation and any of its affiliates that was an affiliate immediately before the Effective Time.

26. By adding a new section Appendix A-34(a), immediately after Appendix A-34, as follows:

34(a) “Merger Agreement” means that Agreement and Plan of Merger, dated as of April 28, 2011, by and among Exelon Corporation, Bolt Acquisition Corporation and Constellation Energy Group, Inc.

27.	By adding a sentence after the first sentence of section Appendix A-24, as follows:

Effective as of the Effective Time, Employee shall not include any person who was: (i) employed immediately prior to the Effective Time at Exelon or a facility owned immediately before the Effective Time by Exelon or (ii) initially employed on or after the Effective Time at a facility owned immediately before the Effective Time by Exelon.

28. By replacing section Appendix A-47 in its entirety as follows:

47 “Plan Administrator” means the Director, Employee Plans and Programs of Exelon (or the position succeeding to that function).

29. By deleting Section Appendix A-33 and replacing it with a new section Appendix A-33, as follows:

33 “Investment Office” mean the Company acting through the Exelon Investment Office.

30. By adding a new section Appendix A-14(a), as follows, and adding the word “Corporate” in front of the words “Investment Committee” in Sections 5.1(a)(3), 13.1 and 13.5:

14(a) “Corporate Investment Committee” means the Committee consisting of the executives or other persons designated from time to time in the charter of such Committee.

31. Effective January 1, 2013, by adding a new Section Appendix A-48(a), as follows:

48(a) “Profit Sharing Matching Contribution” means an amount (if any) determined by the Board of Directors of the Company (or the Compensation Committee thereof) in its sole discretion based on attainment of specified performance goals, and not exceeding one-half of each Participant’s Basic Contribution.

32. Effective January 1, 2013, by adding a new section Appendix A-26(a), as follows:

26(a) “Employer Contribution” means the aggregate of Company Matching Contributions and Profit Sharing Matching Contributions.

33. By adding a sentence to the end of the footnote in Appendix C as follows:

Effective on and after January 1, 2013, bonuses indicated by an asterisk (*) payable in 2014 and thereafter shall no longer be Eligible Compensation.

34. By amending Appendix E to add the following:

(n)	Exelon Business Services Corporation[1]

(o)	Exelon Generation Company, LLC[2]

[1]	For Employees who were Employees of Constellation Energy Group, Inc. immediately prior to the Effective Time.
[2]	For Employees who were Employees of Constellation Energy Group, Inc. immediately prior to the Effective Time.

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IN WITNESS WHEREOF, Exelon Corporation has caused this instrument to be executed by its Senior Vice President, Human Resources, on this          day of December, 2012.

EXELON CORPORATION

Amy E. Best Senior Vice President and Chief Human Resource Officer